EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

TILRAY, INC.

The undersigned (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

I.

The name of this corporation shall be TILRAY, INC. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is to be 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company shall be to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue four classes of stock to be designated, respectively, “Class 1 Common Stock,” “Class 2 Common Stock,” “Class 3 Common Stock,” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is Two Hundred Twenty-Three Million (223,000,000) shares, One Hundred Million (100,000,000) shares of which shall be Class 1 Common Stock (the “Class 1 Common Stock”), One Hundred Million (100,000,0000) shares of which shall be Class 2 Common Stock (the “Class 2 Common Stock”), Fifteen Million (15,000,000) shares of which shall be Class 3 Common Stock (the “Class 3 Common Stock” and together with the Class 1 Common Stock and Class 2 Common Stock, the “Common Stock”) and Eight Million (8,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share, the Class 1 Common Stock shall have a par value of $0.0001 per share, the Class 2 Common Stock shall have a par value of $0.0001 per share, and the Class 3 Common Stock shall have a par value of $0.0001 per share.

B. The number of authorized shares of Class 1 Common Stock, Class 2 Common Stock or Class 3 Common Stock may be increased or decreased (but not below the number of shares of Class 1 Common Stock, Class 2 Common Stock, or Class 3 Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of Preferred Stock then outstanding) by the affirmative vote of the holders of a majority of

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the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. Eight Million (8,000,000) are hereby designated “Series A Preferred Stock” (the “Series A Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1.	DIVIDEND RIGHTS.

(a) Holders of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive on a pari passu basis, but only out of funds that are legally available therefor, cash dividends at the rate of ten percent (10%) of the Series A Original Issue Price (as defined below), as applicable, per annum on each outstanding share of Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors (the “Board”) and shall be non-cumulative.

(b) The “Series A Original Issue Price” shall be $8.8727 (in Canadian dollars and as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c) So long as any shares of Preferred Stock are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, until all dividends as set forth in Section 1(a) above on the Preferred Stock shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company;

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii) distributions to holders of Common Stock in accordance with Section 3.

(d) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if-converted to Class 2 Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(d) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board.

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2.	VOTING RIGHTS.

(a) General Rights. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class 2 Common Stock into which such shares of Preferred Stock could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Class 2 Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Preferred Stock. For so long as at least one million (1,000,000) shares of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Preferred Stock, voting as a separate class on an as-if-converted basis, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, waiver, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Preferred Stock so as to affect them adversely in a manner different than other classes of stock; or

(ii) Any increase or decrease in the authorized number of shares of Preferred Stock.

3.	LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) for each share of Preferred Stock held by them, an amount per share equal to 1.5 times the Series A Original Issue Price for each share of Series A Preferred then held by them plus all declared and unpaid dividends thereon. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

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(b) After the payment of the full liquidation preference of the Preferred Stock as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock.

(c) An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event for purposes of this Section 3.

(i) For the purposes of this Section 3: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (provided that, for the purpose of this 3(c), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(ii) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(iii) The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 3.

(d) Notwithstanding the foregoing, upon any Liquidation Event, (including an Acquisition or Asset Transfer), then each holder of Preferred Stock shall be entitled to receive, for each share of each series of Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 3(a) (without giving effect to this Section 3(d)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Class 2 Common Stock

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immediately prior to such Liquidation Event or Acquisition or Asset Transfer, giving effect to this Section 3(d) with respect to all series of Preferred Stock simultaneously.

4.	CONVERSION RIGHTS.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Class 2 Common Stock:

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class 2 Common Stock. The number of shares of Class 2 Common Stock to which each share of Series A Preferred may be converted shall equal the Series A Original Issue Price divided by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall be $8.8727 (in Canadian dollars), subject to adjustment as set forth below.

(b) Mechanics of Optional Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Class 2 Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class 2 Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Class 2 Common Stock (at the Class 2 Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Class 2 Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Class 2 Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Class 2 Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class 2 Common Stock on such date.

(c) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series A Preferred is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Class 2 Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased, as applicable. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Class 2 Common Stock into a smaller number of shares, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased, as applicable. Any adjustment under this Section 4(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

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(d) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the Series A Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Series A Conversion Price shall be adjusted by multiplying the Series A Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Prices shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this Section 4(d) to reflect the actual payment of such dividend or distribution.

(e) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Class 2 Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition as defined in Section 3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each share of Preferred Stock shall thereafter be convertible in lieu of the Class 2 Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Class 2 Common Stock of the Company issuable upon conversion of one share of Preferred Stock immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Conversion Price then in effect and the number of shares

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issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(f) Sale of Shares Below Conversion Price.

(i) If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 4(f) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(c), 4(d) or 4(e) above, for an Effective Price (as defined below) less than the then effective Series A Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the Series A Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issuance or sale, plus (B) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issuance or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to a Conversion Price in an amount less than one percent (1%) of the applicable Conversion Price then in effect. Any adjustment otherwise required by this Section 4(f) that is not required to be made due to the first sentence of this subsection (ii) shall be included in any subsequent adjustment to the applicable Conversion Price. Any adjustment required by this Section 4(f) shall be rounded to the first decimal for which such rounding represents less than one percent (1%) of the applicable Conversion Price in effect after such adjustment.

(iii) For the purpose of making any adjustment required under this Section 4(f), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the

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Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 4(f), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than a Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of a Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or

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options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(v) For the purpose of making any adjustment to the Conversion Prices of the Preferred Stock required under this Section 4(f), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(f) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Class 2 Common Stock issued upon conversion of the Preferred Stock;

(B) shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(C) shares of Common Stock issued pursuant to the exercise or conversion of Convertible Securities outstanding as of the Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial or lending institution approved by the Board;

(F) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company as approved by the Board;

(G) shares of Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities approved by the Board, including without limitation (i) joint ventures, manufacturing, marketing, distribution, technology transfer or development arrangements; and

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(H) shares of Common Stock or Convertible Securities issued in any other transaction consented to in writing by the holders of a majority of the outstanding shares of Series A Preferred.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(f). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(f), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(f), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series A Conversion Price shall be reduced to the Series A Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(g) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Price for the number of shares of Class 2 Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the applicable series of Preferred Stock so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of the Preferred Stock. Failure to request or provide such notice shall have no effect on any such adjustment.

(h) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the

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Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Class 2 Common Stock (or other securities) shall be entitled to exchange their shares of Class 2 Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(i) Automatic Conversion.

(i) Each share of Series A Preferred shall automatically be converted into shares of Class 2 Common Stock, based on the then-effective Series A Conversion Price, (A) at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Preferred Stock, voting together as a single class on as-if-converted basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $125,000,000 (in Canadian dollars) and (ii) the Company’s shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Market (or similar national quotation system of the NASDAQ Stock Market) (“NASDAQ”), or any successor exchange of either the New York Stock Exchange or NASDAQ. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(b).

(ii) Upon the occurrence of either of the events specified in Section 4(i)(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class 2 Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class 2 Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic

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conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(b).

(j) Fractional Shares. No fractional shares of Class 2 Common Stock shall be issued upon conversion of Preferred Stock. All shares of Class 2 Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Class 2 Common Stock (as determined by the Board) on the date of conversion.

(k) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class 2 Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class 2 Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Class 2 Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Class 2 Common Stock to such number of shares as shall be sufficient for such purpose.

(l) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(m) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class 2 Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class 2 Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

5.	NO REISSUANCE OF PREFERRED STOCK.

Any shares or shares of Preferred Stock redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

E. Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

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1.	Definitions. For purposes of this Article IV(E), the following definitions shall apply:

(a) “Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Company’s Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Company’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Company), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Company and any direct or indirect subsidiary or subsidiaries of the Company shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Company with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent (50%) of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Company immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction; and (iii) the recapitalization, liquidation, dissolution, or other similar transaction involving the Company, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Company immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction.

(b) “Disability” means permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months as determined by a licensed medical practitioner. In the event of a dispute whether the Founder has suffered a Disability, no Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

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(c) “Distribution” means (i) any dividend or distribution of cash, property or shares of the Company’s capital stock; and (ii) any distribution following or in connection with any Liquidation Event.

(d) “Equivalent Consideration” shall mean, with respect to the Class 1 Common Stock, Class 2 Common Stock and Class 3 Common Stock, the same consideration paid or otherwise distributed per share in respect of each such class of Common Stock; provided, however, that in the event that consideration is paid in capital stock or other securities of another entity, such securities need not be identical with respect to voting rights in order to be Equivalent Consideration. For the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration in respect of such Common Stock.

(e) “Family Member” shall mean with respect to any Qualified Stockholder who is a natural person, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such Qualified Stockholder or such Qualified Stockholder’s spouse or domestic partner.

(f) “Final Conversion Date” means, following the closing of the IPO, 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the date on which the outstanding shares of Class 1 Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class 1 Common Stock and Class 2 Common Stock.

(g) “Founder” means any of the following individuals: (i) Brendan Kennedy, (ii) Michael Blue, (iii) Christian Groh.

(h) “IPO” means a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company.

(i) “Key Holder” means any of the following individuals and entities: (i) Privateer Holdings, Inc., (ii) any Founder, (iii) any Permitted Entity of the entity and (iii) any Permitted Transferee of any of the foregoing individuals and entities or Permitted Entities.

(j) “Permitted Entity” shall mean, with respect to a Qualified Stockholder, any corporation, partnership or limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the in the corporation, partnership or limited liability company, as the case may be, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains either (i) sole dispositive power and exclusive Voting Control or (ii) if a Qualified Stockholder is a Key Holder, shared dispositive power and/or Voting Control with another Key Holder, in each case with respect to all shares of Class 1 Common Stock held of record by such corporation, partnership or limited liability company, as the case may be.

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(k) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class 1 Common Stock:

(i) by a Qualified Stockholder that is a natural person, to the trustee of a Permitted Trust of such Qualified Stockholder;

(ii) by the trustee of a Permitted Trust of a Qualified Stockholder, to the Qualified Stockholder or the trustee of any other Permitted Trust of such Qualified Stockholder;

(iii) by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder;

(iv) by a Permitted Entity of a Qualified Stockholder to the Qualified Stockholder or any other Permitted Entity of such Qualified Stockholder; or

(v) by a Key Holder to another Key Holder.

(l) “Permitted Transferee” shall mean a transferee of shares of Class 1 Common Stock received in a Transfer that constitutes a Permitted Transfer.

(m) “Permitted Trust” shall mean a bona fide trust for the benefit of a Qualified Stockholder, Family Members of the Qualified Stockholder or Qualified Charity, in each case so long as the Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class 1 Common Stock held by such trust.

(n) “Qualified Charity” shall mean a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

(o) “Qualified Stockholder” shall mean (i) the registered holder of any shares of Class 1 Common Stock as of the Original Issue Date; (ii) the initial registered holder of any shares of Class 1 Common Stock that are issued by the Company upon conversion of the Series Preferred or exercise of any Rights; (iii) and (iii) a Permitted Transferee.

(p) “Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s authorized but unissued capital stock issued prior to the Original Issue Date.

(q) “Securities Exchange” means, at any time, the registered national securities exchange on which the Company’s Class 2 Common Stock is then principally listed or traded, which shall be either the New York Stock Exchange or NASDAQ, any successor exchange of either the New York Stock Exchange or NASDAQ or any other securities exchange approved by holders of a majority of the Series A Preferred.

(r) “Trading Day” means any day on which the Securities Exchange is open for trading.

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(s) “Transfer” of a share of Class 1 Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class 1 Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV(E):

(i) the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class 1 Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(iii) the pledge of shares of Class 1 Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer.”

A “Transfer” shall also be deemed to have occurred with respect to a share of Class 1 Common Stock beneficially held by (1) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity; (2) the trustee of a Permitted Trust, if there occurs any act or circumstance that causes such trust to no longer be a Permitted Trust; (3) an entity that is a Permitted Transferee, if there occurs any act or circumstance that causes the transferring Qualified Stockholder to no longer have sole dispositive power and exclusive Voting Control with respect to the shares held by such Permitted Transferee; or (4) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the closing of the IPO, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the closing of the IPO, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(t) “Voting Control” shall mean, with respect to a share of Class 1 Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

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2.	Rights relating to Distributions, Subdivisions, Combinations and Liquidation Events.

(a) Any Distributions paid or payable to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis.

(b) If the Company in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of each other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such class of Common Stock, each voting separately as a class.

(c) In connection with any Liquidation Event, shares of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class 1 Common Stock, Class 2 Common Stock, and Class 3 Common Stock, each voting separately as a class.

3.	Voting Rights.

(a) Common Stock. Each holder of shares of Class 1 Common Stock shall be entitled to three (3) votes for each share thereof held. Each holder of shares of Class 2 Common Stock shall be entitled to one (1) vote for each share thereof held. Except as otherwise provided by law or in this Certificate of Incorporation, the holders of the Class 1 Common Stock and Class 2 Common Stock shall vote together as single class. Except to the minimum extent as required by applicable law, the Class 3 Common Stock shall have no voting rights and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

(b) Class 1 Common Stock Protective Provisions. So long as any shares of Class 1 Common Stock remain outstanding, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class 1 Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization or otherwise:

(i) amend, waive, alter, or repeal any provision of this Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class 1 Common Stock; or

(ii) reclassify any outstanding shares of Class 2 Common Stock or Class 3 Common Stock of the Company into shares having rights as to dividends or liquidation that are senior to the Class 1 Common Stock or the right to more than one (1) vote for each share thereof.

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(c) General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock, Class 1 Common Stock, Class 2 Common Stock and Class 3 Common Stock shall vote together and not as separate series or classes.

4.	Optional Conversion.

(a) Optional Conversion of the Class 1 Common Stock.

(i) At the option of the holder thereof, each one (1) share of Class 1 Common Stock shall be convertible at any time into one (1) fully paid and nonassessable share of Class 2 Common Stock as provided herein.

(ii) Each holder of Class 1 Common Stock who elects to convert the same into shares of Class 2 Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for the Class 1 Common Stock or Class 2 Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class 1 Common Stock being converted. Thereupon the Company shall (1) if such shares are certificated, promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class 2 Common Stock to which such holder is entitled upon such conversion or (2) if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of, if such shares are certificated, such surrender of the certificate or certificates representing the shares of Class 1 Common Stock to be converted or, if such shares are uncertificated, then upon the written notice of such holder’s election to convert by this Article IV(E), Section 4(a)(ii). The person entitled to receive the shares of Class 2 Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class 2 Common Stock on such date. If a conversion election under this Article IV(I), Section 4(a)(ii) is made in connection with an underwritten offering of the Company’s securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of the holder tendering shares of Class 1 Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class 2 Common Stock upon conversion of their Class 1 Common Stock shall not be deemed to have converted such shares of Class 1 Common Stock until immediately after the closing of such sale of the Company’s securities in the offering.

5.	Automatic Conversion.

(a) Automatic Conversion of the Class 1 Common Stock.

(i) Final Conversion Date. On the Final Conversion Date, each one (1) issued and outstanding share of Class 1 Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 Common Stock. Following such conversion, the reissuance of all shares of Class 1 Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and

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upon such retirement and cancellation, all references to the Class 1 Common Stock in this Certificate of Incorporation shall be eliminated. Upon the conversion of any then-outstanding shares of Class 1 Common Stock into Class 2 Common Stock upon the Final Conversion Date, such conversion shall be deemed to have been made upon the Final Conversion Date. Upon conversion of Class 1 Common Stock into Class 2 Common Stock on the Final Conversion Date, all rights of holders of shares of Class 1 Common Stock shall cease and (a) if such shares are certificated, the person or persons in whose name or names the certificate or certificates representing the shares of Class 2 Common Stock are to be issued or (b) if such shares are not certificated, the person registered as the owner of such shares in book-entry form, shall be treated for all purposes as having become the record holder or holders of such shares of Class 2 Common Stock.

(ii) Conversion Upon Transfer(s).

(A) Each one (1) share of Class 1 Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class 2 Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class 1 Common Stock. In addition, any shares of Class 1 Common Stock sold to the underwriters in connection with or upon the closing of the IPO shall be deemed a Transfer and result in the conversion of each such one (1) share of Class 1 Common Stock into one fully paid and nonassessable share of Class 2 Common Stock.

(B) Conversion pursuant to this Article IV(E), Section 5(a)(ii) shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates (if such shares are certificated) evidencing the shares of Class 2 Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class 1 Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class 1 Common Stock, the holders of Class 1 Common Stock so converted shall surrender the certificates (if such shares are certificated) representing such shares at the office of the Company or any transfer agent for the Class 2 Common Stock. Thereupon, (A) if such shares are certificated, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class 2 Common Stock into which the shares of Class 1 Common Stock surrendered were convertible on the date on which such automatic conversion occurred or (B) if such shares are uncertificated, such shares shall be registered in book-entry form.

(b) Conversion Upon Death or Disability. Each share of Class 1 Common Stock held of record by a natural person shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 Common Stock upon the death of such stockholder or, solely with respect to the death or Disability of a Founder who is a natural person (the “Affected Founder”), each share of Class 1 Common Stock held of record by

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(i) the Affected Founder, (ii) any Permitted Entity of the Affected Founder (excluding any Permitted Entity in which the Affected Founder shares Voting Control with another Founder, provided such other Founder retains Voting Control following such death or Disability) and (iii) any Permitted Transferee of the Affected Founder or such Permitted Entity under clause (ii) (collectively, the “Affected Holders”) shall automatically, without any further action, convert into one fully paid and nonassessable share of Class 2 Common Stock upon the death or Disability of such Affected Founder; provided, however, that if any such Affected Holder transfers exclusive Voting Control of shares of Class 1 Common Stock to another Founder (the “Surviving Founder”) which transfer of Voting Control is contingent or effective upon the death or Disability of the Affected Founder, then each share of Class 1 Common Stock held of record by such Affected Holder shall automatically convert into one fully paid and nonassessable share of Class 2 Common Stock upon the date which is the earlier of (i) nine (9) months after the date of the death or Disability of the Affected Founder, as the case may be, or (ii) the date upon which the Surviving Founder ceases to hold exclusive Voting Control over such shares of Class 1 Common Stock.

6.        Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class 2 Common Stock, solely for the purpose of effecting the conversion of the shares of the Class 1 Common Stock, as applicable, such number of its shares of Class 2 Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class 1 Common Stock; and if at any time the number of authorized but unissued shares of Class 2 Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class 1 Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class 2 Common Stock to such numbers of shares as shall be sufficient for such purpose.

7.        Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of the Class 1 Common Stock to Class 2 Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class 1 Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class 1 Common Stock, to confirm the validity of all Transfers purported to be Permitted Transfers, and to confirm that a conversion to Class 2 Common Stock has not occurred. A determination by the Secretary of the Company that a Transfer results in a conversion to Class 2 Common Stock shall be conclusive and binding.

V.

The name and address of the incorporator is as follows:

Brendan Kennedy

  1920 Eastlake Ave E

 Seattle, WA 98102

VI.

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A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL and, if applicable, Section 317 of the California General Corporation Law. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VII.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Certificate of Incorporation.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Certificate of Incorporation.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VIII.

A. The Company renounces any interest or expectancy of the Company or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity about which a Dual Role Person acquires knowledge. A Dual Role Person shall have no duty to communicate or offer to the Company or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to the Investment Fund, shall not be prohibited from communicating or offering any Dual Opportunity to the

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Investment Fund, and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Company, as the case may be, resulting from (i) the failure to communicate or offer to the Company or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to the Investment Fund or (ii) the communication or offer to the Investment Fund of any Dual Opportunity, so long as (x) the Dual Opportunity does not become known to the Dual Role Person expressly and solely in his or her capacity as a director or officer of the Company, and (y) the Dual Opportunity is not presented by the Dual Role Person to any party other than the Investment Fund and the Dual Role Person does not pursue the Dual Opportunity individually.

B. In addition to and notwithstanding the foregoing provisions of this Article VIII, the Company renounces any interest or expectancy of the Company or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Company is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article VIII shall amend or modify in any respect any written contractual agreement now existing or entered into after the date hereof between the Investment Fund, on the one hand, and the Company or any of its Affiliated Companies, on the other hand.

C. For purposes of this Article VIII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, the Company and any Investment Fund are deemed not to be Affiliates.

“Affiliated Company” means (i) with respect to the Company, any Person controlled by the Company and (ii) with respect to an Investment Fund, any Person controlled by such Investment Fund. For purposes of the foregoing definition, the term “controlled by” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, the Company and any Investment Fund are deemed not to be Affiliated Companies.

“Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for both the Investment Fund or its Affiliated Companies, on the one hand, and the Company or any of its Affiliated Companies, on the other hand.

“Dual Role Person” means any individual who is an officer or director of the Company and an officer, director, or general partner of the Investment Fund.

“Investment Fund” means one or more Persons (other than the Company and any Affiliated Company of the Company) which a Dual Role Person has established or may in the future establish (together with other Dual Role Persons or other Persons) for purpose of pursuing investment opportunities in areas broadly similar to the areas of the Company’s current and anticipated business focus.

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“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

D. The provisions of this Article VIII shall have no further force or effect with respect to the Investment Fund at such time as (i) the Company and the Investment Fund are no longer Affiliates and (ii) none of the directors and/or officers and/or general partners of the Investment Fund serve as directors and/or officers of the Company and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of the provisions of this Article VIII with respect to any agreement, arrangement or other understanding between the Company or an Affiliated Company thereof, on the one hand, and the Investment Fund, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

E. Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Company shall be deemed to have notice and to have consented to the provisions of this Article VIII.

F. The invalidity or unenforceability of any particular provision, or part of any provision, of this Article VIII shall not affect the other provisions or parts hereof, and this Article VIII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

[THIS SPACE INTENTIONALLY LEFT BLANK]

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This Certificate has been subscribed as of January 24, 2018 by the undersigned who affirms that the statements made herein are true and correct.

/s/ Brendan Kennedy
BRENDAN KENNEDY
Sole Incorporator

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